Exhibit 99.1

February 9, 2015

Dear Metro Bancorp Employee:

I am writing today to let you know that I will be taking a temporary leave of absence to undergo coronary bypass surgery, with an anticipated effective date of March 1, 2015. I recently had a routine physical check-up, which revealed blockage in my arteries. Though I have not felt symptoms and I feel healthy, my physician has advised me that I will need to undergo surgery to resolve the blockage.

The procedure will require several months of recovery time, but I fully intend to return to my position as Metro’s Chairman, President and CEO on a full-time basis in the third quarter of 2015. In the interim, we have established an Office of the Executive, comprised of key members of Metro’s senior management team, which will oversee Metro’s day-to-day operations. Mark Zody will serve as Lead Executive.

I remain dedicated to Metro, and prior to the surgery and during the recovery period I will consult with the Board and management team on a regular basis.

After 26 years of working with me, Mark is fully prepared to lead Metro’s strategic growth initiatives, run day-to-day operations and deliver superior long-term value for all customers and shareholders with your support. I have great confidence in our team and know that I can count on all of you to continue your great work.

I want to emphasize that the focus of the entire Metro organization remains on executing our strategies and serving our customers. Metro’s unique customer-focused business model has made us successful. I ask that you concentrate, as you always do, on your daily responsibilities.

I appreciate your continued hard work and dedication to exceeding our customers’ expectations on a daily basis. I know that together, we can continue our strong record of achievement and I look forward to greeting you all when I return.

As a reminder, it is important that we speak with one voice. If you receive any calls from the media or other outside parties, please forward them to John Cunningham, Chief Marketing Officer, at (717)-412-6200.

Sincerely,

Gary L. Nalbandian
Chairman, President and CEO